UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 7, 2021 (June 30, 2021)

HERTZ GLOBAL HOLDINGS, INC.

THE HERTZ CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-37665	61-1770902
Delaware	001-07541	13-1938568
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8501 Williams Road

Estero, Florida 33928

239 301-7000

(Address, including Zip Code, and
telephone number, including area code,
of registrant's principal executive offices)

Not Applicable

Not Applicable

(Former name, former address and
former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

	Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Hertz Global Holdings, Inc.	Common Stock par value $0.01 per share	HTZZ	*
The Hertz Corporation	None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

* Hertz Global Holdings, Inc.’s common stock trades on the over-the-counter market under the symbol HTZZ.

Explanatory Note

As previously disclosed, on May 22, 2020 (the “Petition Date”), Hertz Global Holdings, Inc. (the “Company” or “we”), The Hertz Corporation, a wholly-owned subsidiary of the Company, (“THC”) and certain of their direct and indirect subsidiaries in the U.S. and Canada (collectively, the “Debtors”) filed voluntary petitions for relief (collectively, the “Petitions”) under chapter 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Chapter 11 cases (the “Chapter 11 Cases”) are jointly administered for procedural purposes only under the caption In re The Hertz Corporation, et al., Case No. 20-11218 (MFW). Additional information about the Chapter 11 Cases, including access to documents filed with the Bankruptcy Court, is available online at https://restructuring.primeclerk.com/hertz, a website administered by Prime Clerk, LLC (“Prime Clerk”), a third-party bankruptcy claims and noticing agent. The information on that website is not incorporated by reference and does not constitute part of this Current Report on Form 8-K.

The Debtors filed with the Bankruptcy Court a proposed Third Amended Joint Chapter 11 Plan of Reorganization, dated as of May 12, 2021 (the “Proposed Plan”), which embodied the plan proposal of the plan sponsor group comprised of, among others, (a) one or more funds associated with Knighthead Capital Management, LLC (“Knighthead”), (b) one or more funds associated with Certares Opportunities LLC (“Certares”) and (c) investment funds, separate accounts, and other entities owned (in whole or in part), controlled, or managed by Apollo Capital Management, L.P. or its affiliates (collectively, “Apollo” and, together with Knighthead and Certares, the “Plan Sponsors”). The Proposed Plan amended and superseded prior versions of the plan of reorganization filed by the Debtors in the Chapter 11 Cases. In connection with the Proposed Plan, the Debtors entered into a Plan Support Agreement, dated as of May 14, 2021 (the “PSA”), with the Plan Sponsors, pursuant to which the parties thereto agreed to take certain actions to support the prosecution and consummation of the Proposed Plan on the terms and conditions set forth in the PSA. The Debtors also entered into an Equity Purchase and Commitment Agreement, dated as of May 14, 2021 (the “EPCA”), with the Plan Sponsors, providing for the purchase or otherwise syndication of $1.5 billion in New Preferred Stock (as defined below) by Apollo and $2.781 billion in New Common Stock (as defined below) by the Plan Sponsors. In addition, the Plan Sponsors and certain other parties agreed to backstop the rights offering contemplated by the Proposed Plan (the “Rights Offering”) totaling $1.635 billion of New Common Stock which was offered first to eligible holders of Existing Common Stock (as defined below) and then, if not fully subscribed, to certain eligible holders of unsecured funded debt claims.

On June 10, 2021, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Second Modified Third Amended Joint Chapter 11 Plan of Reorganization of the Debtors (the “Plan”), which incorporated the Proposed Plan as amended by the Debtors (with the consent of the Plan Sponsors). On June 30, 2021 (the “Effective Date”), the Plan became effective in accordance with its terms and the Debtors emerged from the Chapter 11 Cases.

On June 30, 2021, the Company issued a press release announcing the consummation of the Plan and emergence from the Chapter 11 Cases on the Effective Date. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated by reference herein. The information contained in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be incorporated by reference into any filings made by the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 1.01	Entry into a Material Definitive Agreement.

New Warrant Agreement

On the Effective Date and pursuant to the Plan, the Company entered into a Warrant Agreement (the “Warrant Agreement”) with Computershare Inc. and Computershare Trust Company, N.A., collectively as warrant agent (the “Warrant Agent”), which provides for the Company’s issuance of up to an aggregate of 89,049,029 warrants (the “Warrants”) to purchase New Common Stock to former holders of the Company’s common stock outstanding prior to the Effective Date, par value $0.01 (the “Existing Common Stock”), on the Effective Date in accordance with the terms of the Plan, the Confirmation Order and the Warrant Agreement.

The Warrants are exercisable from the date of issuance until June 30, 2051, at which time all unexercised Warrants will expire and the rights of the holders of such expired Warrants to purchase New Common Stock will terminate. Each Warrant is initially exercisable for one share of New Common Stock per Warrant at an initial exercise price of $13.80 per Warrant (the “Exercise Price”), subject to the cashless exercise provisions contained in the Warrant Agreement. Any payment of dividends in cash shall adjust the Exercise Price pursuant to the terms of the Warrant Agreement.

The Exercise Price is subject to adjustment from time to time upon the occurrence of certain dilutive events, including stock splits, reverse stock splits, recapitalizations, reclassifications of the New Common Stock, consolidations, mergers or combinations involving the Company, sales of all or substantially all of or substantially all of the assets of the Company, stock dividends to holders of New Common Stock, the issuance of rights or warrants to holders of New Common Stock, dividends or distributions to holders of New Common Stock of shares of the Company’s capital stock, rights or warrants to purchase the Company’s securities or indebtedness, assets or property, or certain reclassification or reorganization events in respect of the New Common Stock.

In the event of a Change of Control Event (as defined in the Warrant Agreement) where stock registered under Section 12 of the Exchange Act that is listed for trading on any national securities exchange (or will be within 30 days following the consummation of such Change of Control Event) (“Registered and Listed Shares”) issued as consideration represents less than 90% of the Market Price (as defined in the Warrant Agreement) of all cash, stock, securities or other assets or property to be received by holders of New Common Stock in respect of or in exchange for New Common Stock, then holders of Warrants will receive an amount of cash as calculated in accordance with the Black-Scholes option pricing model in respect of the portion of consideration that is not Registered and Listed Shares. In connection with any consolidation, merger, sale, lease or other transfer of the Company, the successor to the Company shall be required to assume all of the Company’s obligations under the Warrant Agreement and the Warrants.

Pursuant to the Warrant Agreement, no holder of a Warrant, by virtue of holding or having a beneficial interest in the Warrant, will have the right to vote, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of the Company’s directors or any other matter, or exercise any rights whatsoever as a stockholder of the Company unless, until and only to the extent such holders become holders of record of shares of New Common Stock issued upon settlement of Warrants. Under the Warrant Agreement, the Company and its subsidiaries are not permitted to enter into or amend or modify any transaction with its affiliates (other than subsidiaries of the Company) unless such transaction (i) is on terms no less favorable to the Company or its applicable subsidiaries than terms that would be obtained by the Company or such Subsidiary from a disinterested third party on an arm’s length basis, or (ii) has been approved by a majority of the Disinterested Directors (as defined in the Warrant Agreement), subject to certain permitted exceptions set forth in the Warrant Agreement.

The foregoing description of the Warrant Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Warrant Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Registration Rights Agreement

Pursuant to the Plan, on the Effective Date, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain stockholders (the “Holders”). The Registration Rights Agreement provides resale registration rights for the Holders’ Registrable Securities (as defined in the Registration Rights Agreement).

Pursuant to the Registration Rights Agreement, after an initial public offering (which is described in the Registration Rights Agreement as an action pursuant to which shares of New Common Stock are listed on a national securities exchange in the United States) and upon a request of any Demand Holder (as defined in the Registration Rights Agreement), the Company is required to file a long-form registration statement on Form S-1 or, if available, a short-form registration statement on Form S-3, with respect to the Registrable Securities owned by such Demand Holder. The Company is required to make such filing within 60 days in the case of a Form S-1 or 30 days in the case of a Form S-3, in each case after receiving a demand notice from such Demand Holder.

The Company is required to maintain the effectiveness of any such registration statement until the Registrable Securities covered by the registration statement are no longer Registrable Securities. Additionally, the Holders have customary underwritten offering and piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement.

The foregoing registration rights are subject to certain conditions and limitations, including customary blackout periods, the Company’s right to delay or withdraw a registration statement under certain circumstances and, if an underwritten offering is contemplated, the number of such underwritten offerings to be initiated during a year and the right of underwriters to limit the number of shares to be included in a registration statement.

The Company will generally pay all registration expenses in connection with its obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions. The Registration Rights Agreement will terminate, with respect to each Holder, at such time as such Holder no longer owns any Registrable Securities, and in full and be of no further effect, at such time as there are no Registrable Securities held by any Holders.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Exit Credit Agreement

On the Effective Date and pursuant to the Plan, THC (the “Parent Borrower” and, collectively with the subsidiary borrowers from time to time party thereto, the “Borrower”), entered into a credit agreement (the “Credit Agreement”) with the lenders party thereto (the “Lenders”) and Barclays Bank PLC, as administrative agent and collateral agent (in such capacity, respectively, the “Administrative Agent” and the “Collateral Agent”), providing for (i) a term loan “B” facility for term loans (the “Term B Loans”) initially in an aggregate principal amount of $1,300,000,000, (ii) a term loan “C” facility (the “Term C Facility”) for term loans (the “Term C Loans” and, together with the Term B Loans, the “Term Loans”) to cash collateralize letters of credit initially in an aggregate principal amount of $245,000,000 (the letters of credit issued thereunder, the “Term Letters of Credit”) and (iii) a revolving credit facility (“Revolving Loan Facility”) for revolving loans (the “Revolving Loans”) and letters of credit (the “Revolving Letters of Credit”) initially up to an aggregate principal amount of $1,255,000,000. In addition, the Parent Borrower may request one or more incremental facilities up to an aggregate amount of the sum of (i) a fixed dollar basket equal to the greater of $635,000,000 and 100% of LTM Consolidated EBITDA plus (ii) a basket equal to the aggregate amount of voluntary prepayments and commitment reductions of certain indebtedness, in each case secured on a pari passu basis with the credit facilities plus (iii) a leverage based basket subject to compliance with leverage ratios set forth in the Credit Agreement.

Proceeds received under the Credit Agreement will be used to (i) repay the Existing Credit Agreements (as defined in the Credit Agreement) and all other third party indebtedness of the Debtors (other than indebtedness contemplated to survive the consummation of the Plan), (ii) pay fees, expenses and costs relating to the consummation of the Plan, (iii) fund distributions required in connection with the consummation of the Plan, (iv) fund working capital and general corporate purposes, and (v) backstop or replace existing letters of credit.

Term Loans

The Term Loans bear interest based on, at the Parent Borrower’s option, an alternate base rate or adjusted LIBOR, in each case plus an initial applicable margin of (a) 2.50% in the case of the alternate base rate, or (b) 3.50% in the case of the adjusted LIBOR, in each case which margin may decrease depending on the Parent Borrower’s Consolidated Total Corporate Leverage Ratio (as defined in the Credit Agreement).

In addition to paying interest on the outstanding principal under the Term Loans, the Credit Agreement requires the Term B Loans to be repaid in quarterly installments beginning September 30, 2021 until maturity, in an amount equal to 0.25% of the aggregate original principal amount together with all accrued interest thereon. Unless otherwise extended in accordance with the Credit Agreement, the Term Loans mature on June 30, 2028.

Revolving Loans and Swing Line Loans

Depending on the currency in which they are denominated, the Revolving Loans bear interest based on an alternate base rate, an adjusted LIBOR, an adjusted Canadian prime rate, an adjusted CDOR rate or the Daily Simple SONIA, in each case plus an initial applicable margin of (i) 2.50% in the case of the alternate base rate and the adjusted Canadian prime rate, or (ii) 3.50% in the case of the adjusted LIBOR, the Daily Simple SONIA and the adjusted CDOR, in each case which margin may decrease depending on the Parent Borrower’s Consolidated Total Corporate Leverage Ratio.

Subject to the terms and conditions of the Credit Agreement, Barclays Bank PLC agrees to make swing line loans (the “Swing Line Loans”) to the Borrowers, from time to time in an aggregate amount up to $250,000,000. The Swing Line Loans bear interest at a rate equal to the alternate base rate plus an initial applicable margin of 2.50% per annum, which margin may decrease depending on the Parent Borrower’s Consolidated Total Corporate Leverage Ratio.

In addition to paying interest on outstanding principal under the Revolving Loans and Swing Line Loans, the Borrowers are required to pay a commitment fee to the Lenders equal to 0.50% (which may decrease depending on the Parent Borrower’s Consolidated Total Corporate Leverage Ratio) of the actual daily unutilized portion of the commitment of such Lender thereunder, payable quarterly beginning September 30, 2021 until maturity. Unless otherwise extended in accordance with the Credit Agreement, the Revolving Loans and the Swing Line Loans mature on June 30, 2026.

Letters of Credit

Subject to and upon the terms and conditions of the Credit Agreement, the Parent Borrower may request (i) a Lender under the Revolving Credit Facility that has agreed to be an issuing lender to issue Revolving Letters of Credit or (ii) initially Barclays Bank PLC (or such other Person who has agreed to issue Term Letters of Credit) to issue Term Letters of Credit, in each case, for the account of the Parent Borrower or any of its subsidiaries, in the form of a standby letter of credit to support its obligations or a commercial letter of credit in respect of the purchase of goods or services by it.

The Borrowers are required to pay (a) a customary fronting fee of 0.125% per annum of the daily average stated amount of outstanding Letters of Credit, and (b) with respect to Revolving Letters of Credit, a commission equal to the applicable margin then in effect for the adjusted LIBOR-based Revolving Loans, of the maximum amount available to be drawn under such Letter of Credit, in each case, payable quarterly from the issuance date to the expiration date of such Letter of Credit.

Unless otherwise increased in accordance with the Credit Agreement, at any time during the term of the Credit Agreement, the aggregate principal amounts of Revolving Loans, Swing Line Loans and Revolving Letters of Credit obligations may not exceed $1,255,000,000 or its dollar equivalent.

Covenants and Events of Default

The Credit Agreement requires the Parent Borrower to comply with the following financial covenants: (i) until the expiration of the Relief Period (as defined in the Credit Agreement), a minimum liquidity of $500,000,000 in the first and last quarters of the calendar year, and $400,000,000 in the second and third quarters of the calendar year, and (ii) following the expiration of the Relief Period, a Consolidated First Lien Leverage Ratio (as defined in the Credit Agreement) of less than or equal to 3.00 to 1.00 in the first and last quarters of the calendar year, and 3.50 to 1.00 in the second and third quarters of the calendar year.

In addition, the Credit Agreement contains customary affirmative covenants including, among other things, the delivery of quarterly and annual financial statements and compliance certificates, conduct of business, maintenance of property and insurance, compliance with environmental laws, and the granting of security interest to the Collateral Agent for the benefit of the secured parties thereunder on after-acquired real property, fixtures and future subsidiaries. The Credit Agreement also contains customary negative covenants, including, among other things, the incurrence of liens, indebtedness, asset dispositions, and restricted payments.

The Credit Agreement contains customary events of default and remedies for credit facilities of this nature. If the Company does not comply with the financial and other covenants in the Credit Agreement, the Lenders may, subject to customary cure rights, require immediate payment of all amounts outstanding under the Credit Agreement and any outstanding unfunded commitments may be terminated.

Guarantee and Security

Obligations under the Credit Agreement are guaranteed by Rental Car Intermediate Holdings, LLC and the Parent Borrower’s domestic subsidiaries set forth therein (the “Guarantors”) and, subject to customary exceptions, are secured by substantially all of the Borrowers’ and Guarantors’ assets. On the Effective Date, the Parent Borrower and the Guarantors entered into a guarantee and collateral agreement (the “Guarantee and Collateral Agreement”) in favor of the Collateral Agent for the benefit of the secured parties thereunder, pursuant to which the Guarantors guaranteed the payment and performance of all indebtedness and liabilities arising pursuant to or in connection with the Credit Agreement, and granted a first priority security interest in all the collateral described therein.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Credit Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

HVF III Rental Car Backed Note Offerings

Pursuant to the Plan, on June 29, 2021, Hertz Vehicle Financing III LLC (“HVF III”), a wholly-owned, special-purpose and bankruptcy remote subsidiary of THC issued Series 2021-A Variable Funding Rental Car Asset Backed Notes, Class A (the “Series 2021-A Notes”) with a principal amount of up to $2,812,500,000, to unaffiliated third parties under the Series 2021-A Supplement (the “Series 2021-A Supplement”), dated as of June 29, 2021, among HVF III, THC, as administrator, Deutsche Bank AG, New York Branch, as program agent, the several committed note purchasers party thereto, the several conduit investors party thereto, the several funding agents for the investor groups party thereto and The Bank of New York Mellon Trust Company, N.A. (“BNYM”), as trustee, to the Base Indenture (the “Base Indenture”), dated as of June 29, 2021, between HVF III and BNYM, as trustee.

Pursuant to the Plan, on the Effective Date, HVF III issued two additional series of notes: (1) the Series 2021–1 Fixed Rate Rental Car Asset Backed Notes (the “Series 2021-1 Notes”) in four classes in an aggregate principal amount equal to $2,000,000,000 pursuant to the Series 2021-1 Supplement (the “Series 2021-1 Supplement”), dated as of the Effective Date, among HVF III, as issuer, THC, as administrator, and BNYM, as trustee, to the Base Indenture and (2) the Series 2021–2 Fixed Rate Rental Car Asset Backed Notes (the “Series 2021-2 Notes” and, together with the Series 2021-A Notes and the Series 2021-1 Notes, the “Exit ABS Notes”) in four classes in an aggregate principal amount equal to $2,000,000,000 pursuant to the Series 2021-2 Supplement (the “Series 2021-2 Supplement”), dated as of the Effective Date, among HVF III, as issuer, THC, as administrator, and BNYM, as trustee, to the Base Indenture. Subject to certain conditions, additional notes may be issued in the future under the Base Indenture.

The Exit ABS Notes were issued with the following terms:

Notes Issued	Principal	Interest Rate	Expected Final Payment Date	Legal Final Payment Date
Series 2021-A
Class A	Up to $2,812,500,000	Floating rate plus 1.50%	June 29, 2023	July 1, 2024

Series 2021-1
Class A	$1,420,000,000	1.21%	December 2024	December 2025
Class B	$180,000,000	1.56%	December 2024	December 2025
Class C	$140,000,000	2.05%	December 2024	December 2025
Class D	$260,000,000	3.98%	December 2024	December 2025

Series 2021-2
Class A	$1,420,000,000	1.68%	December 2026	December 2027
Class B	$180,000,000	2.12%	December 2026	December 2027
Class C	$140,000,000	2.52%	December 2026	December 2027
Class D	$260,000,000	4.34%	December 2026	December 2027

Principal payments are not required to be made on the Series 2021-A Notes until June 2023, and will not be required if the expected final payment date and the legal final payment date are extended. The Series 2021-A are revolving in nature, which means the principal may increase or decrease at HVF III’s option, so long as certain conditions set forth in the Series 2021-A Supplement are satisfied.

Unless an amortization event occurs, HVF III is not required to make any principal payments on (i) the Series 2021-1 Notes until July 2024, and (ii) the Series 2021-2 Notes until July 2026. Beginning in July 2024 for the Series 2021-1 Notes and July 2026 for the Series 2021-2 Notes, HVF III is expected to make a payment of one-sixth of the initial principal amount until repayment in full on the applicable legal final payment date for such series of notes in December 2024 and December 2026, respectively.

The occurrence and continuation of an amortization event related to the Exit ABS Notes may result in HVF III being required to pay principal on the Exit ABS Notes earlier than anticipated. Amortization events include, among other things, the failure to pay principal or interest in a timely manner, the failure to maintain sufficient assets compared to the outstanding amount of debt, the failure to maintain sufficient liquidity in the form of reserve accounts or letters of credit, the presence of certain liens on HVF III’s assets, any misrepresentations by HVF III, any covenant defaults and defaults by either HVF III or THC, as administrator of HVF III under the Administration Agreement (described below). In the event that one or more amortization events occurs and is continuing, holders of the Exit ABS Notes may force HVF III or the trustee on their behalf to sell vehicles and, if a default occurs under the Lease (described below), the holders of the Exit ABS Notes may force THC and/or DTG Operations, Inc., each as a lessee under the Lease, to return vehicles for sale by HVF III. Proceeds of any such sales made during the enforcement of remedies are required to repay the Exit ABS Notes and any notes issued by HVF III in the future.

In connection with the issuance of the Exit ABS Notes, THC also entered into (1) the Master Motor Vehicle Operating Lease and Servicing Agreement (HVF III) (the “Lease”) on June 29, 2021, among HVF III, as the lessor, THC, as a lessee, servicer and guarantor, DTG Operations, Inc., a wholly-owned subsidiary of the Company, as a lessee, and the permitted lessees from time to time party thereto, pursuant to which HVF III, as lessor, will lease vehicles to the lessees thereunder and (2) the Administration Agreement (the “Administration Agreement”) on June 29, 2021, among THC, as administrator, HVF III, as issuer, and BNYM, as trustee, pursuant to which THC, as administrator, will provide certain services to HVF III and to take certain actions on behalf of HVF III, including performing or otherwise satisfying any action, determination, calculation, direction, instruction, notice, delivery or other performance obligation, in each case, permitted or required by HVF III pursuant to the Base Indenture.

The proceeds of Exit ABS Notes were used to fund the purchase of certain vehicles from (i) Hertz Vehicle Financing LLC, an indirect wholly-owned bankruptcy remote subsidiary of the Company (“HVF”), and (ii) Hertz Vehicle Interim Financing LLC, an indirect wholly-owned bankruptcy remote subsidiary of the Company (“HVIF”). A portion of the purchase price for vehicles was used for the repayment in full of (i)approximately $3,500,000,000 in aggregate outstanding principal amount of the notes issued by Hertz Vehicle Financing II LP, an indirect wholly-owned bankruptcy remote subsidiary of the Company, who borrowed that amount from HVF and (ii) approximately $2,200,000,000 in aggregate outstanding principal amount of the notes issued by HVIF. Any remaining funds are expected to be used for the future acquisition or refinancing of vehicles to be leased under the Lease.

The foregoing descriptions of the Exit ABS Notes, the Lease and the Administration Agreement are qualified in their entirety by reference to the complete terms and conditions of the Series 2021-A Supplement, the Series 2021-1 Supplement, the Series 2021-2 Supplement, the Base Indenture, the Lease and the Administration Agreement, copies of which are attached hereto as Exhibits 10.4, 10.5, 10.6, 10.7, 10.8 and 10.9, respectively, which are incorporated by reference herein.

Item 1.02.	Termination of Material Definitive Agreement

Plan Support Agreement

On the Effective Date, the PSA entered into between the Debtors and the Plan Sponsors, pursuant to which the parties thereto had agreed to take certain actions to support the prosecution and consummation of the Plan on the terms and conditions set forth in the PSA, was terminated.

Equity Interests

In accordance with the Plan, all agreements, instruments and other documents evidencing, relating to or otherwise connected with any of the Company’s equity interests outstanding prior to the Effective Date were cancelled and all such equity interests have no further force or effect after the Effective Date. The Company issued New Common Stock (as defined below), Warrants and New Preferred Stock (as defined below) to holders of claims and interests entitled to receive New Common Stock, Warrants and New Preferred Stock pursuant to (i) the Plan, (ii) the Rights Offering, and (iii) the EPCA in the proportions set forth in the Plan and the EPCA.

Debt Instruments

In accordance with the Plan, on the Effective Date, all outstanding obligations under the indebtedness set forth below (collectively, the “Existing Debt Instruments”) of the Debtors, including the applicable indentures, credit agreements and guarantees governing such obligations, were cancelled, except to the limited extent expressly set forth in the Plan or the Confirmation Order:

●	5.500% Senior Unsecured Notes due 2024;

●	6.000% Senior Unsecured Notes due 2028;

●	6.250% Senior Unsecured Notes due 2022;

●	7.125% Senior Unsecured Notes due 2026;

●	7.000% Unsecured Promissory Notes due 2028;

●	guarantee of the Hertz Holdings Netherlands B.V. (“HHN”) 4.125% Unsecured Notes and the HHN 5.500% Unsecured Notes by the Debtors;

●	THC’s guarantees of obligations relating to the European ABS Facility (as defined in the Plan);

●	the ALOC Credit Agreement (as defined in the Plan);

●	the Lombard Vehicle Financing Facility Guarantee (as defined in the Plan);

●	the Australian Performance Guarantee (as defined in the Plan);

●	term loans and revolving loans, hedge claims and letters of credit under the First Lien Credit Agreement (as defined in the Plan); and

●	the Second Lien Notes (as defined in the Plan).

Pursuant to the Plan, the Company repaid in full, in cash, all of its remaining principal under the Existing Debt Instruments for which it was the primary obligor and all amounts related to accrued and unpaid interest and premiums in respect of Existing Debt Instruments required to consummate the Plan, subject to the rights of creditors (if any) to claim additional interest and/or premiums. Upon making these payments, the Existing Debt Instruments were immediately terminated other than for certain provisions expressly specified to survive termination. Some creditors may assert that the Company owes additional interest and, in certain cases, additional premiums. The Company retains all rights with respect to any such asserted amounts. In connection with the Plan, on July 2, 2021, HHN redeemed the HHN 4.125% Unsecured Notes and the HHN 5.500% Unsecured Notes.

General Unsecured Interests

Pursuant to the Plan, the holders of General Unsecured Claims, at the option of the applicable Debtor, will be reinstated or receive on the Effective Date or as soon as reasonably practicable thereafter payment in full, in cash, of the allowed amount of such claims.

Debtor-in-Possession Facility

Pursuant to the Plan, on the Effective Date, the debtor-in-possession credit agreement, dated as of October 30, 2020, by and among THC, as borrower, Barclays Bank PLC, as administrative agent, and the lenders party thereto (the “DIP Facility”), was terminated and the holders of claims under the DIP Facility received payment in full, in cash, for allowed claims. On the Effective Date, all liens and security interests granted to secure such obligations were automatically terminated and are of no further force and effect.

On April 23, 2021, Hertz International Limited entered into a multi-draw term loan facility (the "HIL Credit Agreement") which provided an aggregate maximum principal of €250 million to meet the liquidity requirements of the European business. On the Effective Date, pursuant to the Plan, the HIL Credit Agreement and all obligations owed pursuant to that agreement were cancelled and released.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant.

The descriptions of the following documents set forth under Item 1.01 above are incorporated by reference herein: (i) the Exit Credit Agreement, (ii) the Series 2021-A Supplement, (iii) the Series 2021-1 Supplement, (iv) the Series 2021-2 Supplement, (v) the Base Indenture, (vi) the Lease and (vii) the Administration Agreement.

Item 3.02.	Unregistered Sales of Equity Securities.

On the Effective Date, the Company issued the following in accordance with the Plan:

●	14,133,075 shares of New Common Stock were issued pro rata to holders of Existing Common Stock;

●	89,049,029 Warrants to purchase 89,049,029 shares of New Common Stock were issued pro rata to holders of Existing Common Stock that did not participate in the Rights Offering;

●	127,362,114 shares of New Common Stock were issued to participants in the Rights Offering, which includes 7,858,805 shares of New Common Stock were issued to commitment parties under the EPCA in connection with their participation in the Rights Offering;

●	277,119,438 shares of New Common Stock and 1,500,000 shares of New Preferred Stock were issued to commitment parties under the EPCA, or their designees, in connection with their direct investment commitment thereunder; and

●	36,137,887 shares of New Common Stock were issued to commitment parties under the EPCA, or their designees, in connection with their backstop obligation thereunder to purchase unsubscribed shares of New Common Stock under the Rights Offering and an additional 16,350,000 shares of New Common Stock were issued to commitment parties under the EPCA in respect of the backstop fee thereunder.

As of the Effective Date, there were 471,102,514 shares of New Common Stock (symbol HTZZ), 1,500,000 shares of New Preferred Stock and 89,049,029 Warrants (symbol HTZZW) issued and outstanding.

With the exception of shares of New Common Stock issued on account of the backstop obligation under the EPCA, the direct investment commitment under the EPCA and the Rights Offering, the shares of New Common Stock and the Warrants issued pursuant to the Plan were issued pursuant to the exemption from the registration requirements of the Securities Act, under Section 1145 of the Bankruptcy Code, which generally exempts from such registration requirements the issuance of certain securities under a plan of reorganization. Shares of New Common Stock and shares of New Preferred Stock issued on account of the backstop obligation under the EPCA, the direct investment commitment under the EPCA and the Rights Offering were issued under Section 4(a)(2) of the Securities Act.

Item 3.03.	Material Modification to Rights of Security Holders.

Except as otherwise provided in the Plan, all notes, equity, agreements, instruments, certificates and other documents evidencing any security interest of the Debtors were cancelled on the Effective Date.. The securities to be cancelled on the Effective Date include all of the Existing Common Stock and the Debtors’ obligations under the Existing Debt Instruments. For further information, see the Explanatory Note and Items 1.02 and 5.03 of this Current Report on Form 8-K, which are incorporated herein by reference.

Item 5.01.	Changes in Control of Registrant.

As previously disclosed, on the Effective Date, all of the Existing Common Stock, and the Debtors’ obligations under the Existing Debt Instruments were cancelled, and the Company issued approximately 3% of the New Common Stock to holders of the Existing Common Stock.

The information set forth in Items 1.01 and 3.02 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors

In accordance with the Plan, David A. Barnes, SungHwan Cho, Henry R. Keizer, Anindita Mukherjee, Daniel A. Ninivaggi and Kevin A. Sheehan ceased to hold office as members of the Company’s board of directors (the “Board”) on the Effective Date.

Appointment of Directors

As of the Effective Date, by operation of and in accordance with the Plan, the directors of the Company include: (i) M. Gregory O’Hara (Chair – Class I); (ii) Thomas Wagner (Vice Chair – Class I); (iii) Colin Farmer (Class III); (iv) Andrew Shannahan (Class III); (v) Christopher Lahoud (Preferred Stock Director); (vi) Vincent Intrieri (Class I); (vii) Paul Stone (CEO – Class II); (viii) Mark Fields (Class II); and (ix) up to three directors to be identified at a later date. Each such director shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents (as defined in the Plan), the Employment Agreements (as defined in the Plan), and other constituent documents of the reorganized Company. In addition, William Jones will serve as observer of the reorganized Company’s board. An explanation of the classes of the directors of the Company is provided at Section 5.2 of the Certificate of Incorporation (defined below).

•	M. Gregory O’Hara. Michael Gregory (Greg) O’Hara is the Founder and a Senior Managing Director of Certares. Prior to forming Certares, he served as Chief Investment Officer of JPMorgan Chase’s Special Investments Group (“JPM SIG”). Prior to this role at JPM SIG, Mr. O’Hara was a Managing Director of One Equity Partners (“OEP”), the private equity arm of JPMorgan. Before joining OEP in 2005, he served as Executive Vice President of Worldspan and was a member of its Board of Directors. Mr. O’Hara is the Executive Chairman of American Express Global Business Travel, Chairperson of Hertz Global Holdings and Vice Chairman of Liberty TripAdvisor Holdings and serves on the Boards of Directors of Hertz Global Holdings, Liberty TripAdvisor Holdings and Tripadvisor, The Innocence Project, World Travel & Tourism Council and Certares Holdings. Greg is the Head of the Investment Committee and a member of the Management Committee of Certares Management LLC. Mr. O’Hara received his Master of Business Administration degree from Vanderbilt University.

•	Thomas Wagner. Thomas (Tom) Wager is a co-founder of, and partner at, Knighthead Capital Management, LLC. Prior to Knighthead Capital’s founding, Mr. Wagner was most recently employed by Goldman, Sachs & Co. where he was a managing director responsible for running the distressed and high yield credit trading desks. He also co-managed the firm’s Capital Structure Franchise Trading desk, which combined the trading of credit and equity products issued by stressed and distressed companies. Prior to joining Goldman in 2000, he was employed for two years at Credit Suisse First Boston (“CSFB”) as a high yield trader and special situations desk analyst. Mr. Wagner graduated Beta Gamma Sigma from Columbia Business School in 1999. Prior to attending business school, he worked for 5 years at Ernst & Young, LLP in the firm’s hedge fund practice providing audit and consulting services to a wide range of investment funds. During his tenure at Ernst & Young, LLP, Mr. Wagner was registered as a Certified Public Accountant in Massachusetts and the Cayman Islands. Mr. Wagner graduated from Villanova University with a Bachelor of Science in Accounting in 1992.

•	Colin Farmer. Colin Farmer is a Senior Managing Director and the Head of the Management Committee of Certares. Prior to joining Certares, he was a Managing Director of One Equity Partners (“OEP”). Prior to joining OEP, he worked for eight years at Harvest Partners, a middle market private equity firm, and for two years at Robertson Stephens & Company, a middle market investment bank. Mr. Farmer serves on the Boards of Directors of AmaWaterways, Guardian Alarm, Hertz Global Holdings, Internova Travel Group, Mystic Invest and Certares Holdings and is a member of the Investment Committee and is the Head of the Management Committee of Certares Management LLC. Mr. Farmer received his A.B. in English Literature from Princeton University.

•	Andrew Shannahan. Andrew Shannahan is a Partner at Knighthead Capital Management, LLC. Mr. Shannahan joined Knighthead in 2008 shortly after the firm’s launch and has worked on numerous situations including complex restructurings, financial liquidations, and multijurisdictional litigations, spin-offs and post-reorganization equities. Prior to joining Knighthead, Mr. Shanahan spent six years working as a senior research analyst for Litespeed Partners, an event-driven hedge fund. Mr. Shanahan earned a BA degree in Economics and Operations Research from Columbia University.

•	Christopher Lahoud. Christopher Lahoud is a Partner in Apollo Credit. Mr Lahoud joined Apollo in 2018. Prior to joining Apollo, he was the Head of the Distressed Product Group at Deutsche Bank, managing a team of 15 individuals. He began his career with Citigroup in 2006 as a credit trader. He currently also serves on the board of directors of Moxe Health Corporation. Mr. Lahoud graduated from the University of Richmond in 2006 with a Bachelor of Science in Accounting and Finance. Mr. Lahoud was appointed to the Company’s board by Apollo pursuant to its board designation rights described herein.

•

Vincent J. Intrieri. Vincent J. Intrieri previously served as a director of the Company since June 2016 and THC since September 2014. Mr. Intrieri is the Chief Executive Officer and founder of VDA Capital Management LLC, a private investment fund. Previously, he was with Icahn-related entities from October 1998 to December 2016 in various investment-related capacities, including as Senior Managing Director of Icahn Capital LP, Senior Managing Director of Icahn Onshore LP, and Icahn Offshore LP. From 1992 to 1995, Mr. Intrieri was a partner at Arthur Andersen LLP, a professional services organization. He is the co-lead director of Navistar International and a director of Transocean Limited. Previously, he served as a director of Energen Corporation, Conduent Incorporated, Chesapeake Energy, Forest Laboratories Inc, CVR Energy Inc, Federal-Mogul Corporation, and various other public companies. Mr. Intrieri graduated, with Distinction, from The Pennsylvania State University (Erie Campus) with a B.S. in Accounting in 1984.

•	Mark Fields. Mark Fields is a Senior Advisor at TPG Capital and former President and CEO of Ford Motor Company. He held senior leadership roles at the company, including Chief Operating Officer, Executive Vice President & President of the Americas, Executive Vice President and Chief Executive Officer of Premier Automotive Group and Ford Europe, Chairman and Chief Executive Officer of the Premier Automotive Group, and President and Chief Executive Officer of Mazda Motor Corporation. He is the Lead Independent Director of Tanium and serves on Qualcomm's Board of Directors. He has served on the Boards of Ford, IBM and Mazda, as well as four private companies on behalf of TPG Capital. Mr. Fields holds a bachelor’s degree in economics from Rutgers University and a Master of Business Administration from Harvard Business School.

•	Paul Stone. Paul Stone is President and Chief Executive Officer of Hertz Global Holdings, Inc. Named CEO in May 2020, Paul has led the Company through its successful operational and financial restructuring. He joined Hertz in March 2018 as Executive Vice President and Chief Retail Operations Officer for North America. Previously, he was Chief Retail Officer at Cabela's Inc. He spent the first 28 years of his career in various leadership roles at Walmart Inc. Mr. Stone is a graduate of the West Virginia State University.

Except as described in this Current Report on Form 8-K, there are no transactions between the appointed directors, on the one hand, and the Company, on the other hand, that would be reportable under Item 404(a) of Regulation S-K.

Committees of the Board of Directors

The Board expects to have three standing committees: an audit committee, a compensation committee and a governance committee, and the Board expects each committee to be in compliance with any and all applicable rules that govern committee composition that are applicable to the Company.

Appointment of Officers

The Debtors’ current officers that served prior to the Effective Date will retain their positions as officers of the Debtors and continue to serve in such positions after the Effective Date.

Severance Plan

Pursuant to the Plan, on the Effective Date, each severance plan of the Debtors in existence immediately prior to the Effective Date, including (i) the Amended and Restated Hertz Global Holdings, Inc. Severance Plan for Senior Executives, and (ii) the Amended and Restated Hertz Global Holdings, Inc. Severance Plan for Vice Presidents, was terminated in accordance with its terms, without further action by any of the Debtors, the Debtors’ board of directors or any committee thereof, or any officer or other employee of the Debtors. To the extent any severance plan constitutes an Executory Contract (as defined in the Plan), it is deemed rejected pursuant to the Plan and termination of such severance plan will be deemed to have occurred immediately prior to such rejection.

Notwithstanding the foregoing, in the event that a member of the Senior Management Group (as defined in the Plan) is terminated by the Debtors without cause within twelve (12) months following the Effective Date, the Debtors agree to, within thirty (30) days following such termination, pay such terminated member a single lump-sum cash payment equal to two times the value of such terminated member’s annual base compensation (including base salary and non-variable benefits). Additionally, the Company and its subsidiaries intend to adopt and implement such other plans, policies, or other agreements with respect to employee severance for their employees.

Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its Certificate of Incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s Certificate of Incorporation provides for this limitation of liability.

Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The Certificate of Incorporation and Bylaws (as defined below) provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

We have entered into indemnification agreements (the “Indemnification Agreements”) with each of our directors and executive officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. We intend to enter into Indemnification Agreements with any new directors and executive officers in the future. The foregoing description of the Indemnification Agreements does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Indemnification Agreements, a form of which is filed as Exhibit 10.10 to this Current Report on Form 8-K and incorporated herein by reference.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Company’s Certificate of Incorporation, the Company’s Bylaws or otherwise. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, except as otherwise provided in the Certificate of Incorporation or Bylaws.

The Company maintains and expect to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws.

On the Effective Date, pursuant to the Plan, the Company filed the Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the Delaware Secretary of State, and adopted the Second Amended and Restated Bylaws (the “Bylaws”).

Each holder of shares of new common stock, par value $0.01 per share (the “New Common Stock”), is entitled to one vote for each outstanding share of New Common Stock held of record by such holder on all matters properly submitted to a vote of the stockholders on which holders of the New Common Stock are entitled to vote. Except as otherwise required by law or provided in the Certificate of Incorporation (including in the Preferred Stock Designation, as described below), subject to the right of Apollo to designate a director as long as it owns, together with its affiliates, at least 50% of the outstanding New Preferred Stock, at any annual or special meeting of stockholders the New Common Stock will have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

The Certificate of Incorporation provides that, except as otherwise required by law or as otherwise provided with respect to any then-outstanding series of preferred stock, at any annual or special meeting of the stockholders, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter will be the act of the stockholders, while directors will be elected by a plurality of the votes of the shares of capital stock of the Company present and entitled to vote at the meeting.

Subject to the rights of holders of any then-outstanding shares of preferred stock, the holders of New Common Stock may receive such dividends as the Board may declare in its discretion out of legally available funds. Following such distributions to holders of then-outstanding shares of preferred stock, holders of New Common Stock will be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of New Common Stock held by them. Shares of New Common Stock are not subject to any redemption provisions and are not convertible into any of the Company’s other securities.

New Preferred Stock

In accordance with the Plan and the Certificate of Incorporation, as of the Effective Date, the Company designated 1,500,000 shares of the preferred stock, $0.01 par value per share, of the Company, as “Series A Preferred Stock” (the “New Preferred Stock”), by filing a certificate of designation (the “Preferred Stock Designation”) with the Secretary of State of the State of Delaware.  Pursuant to the EPCA, the Company issued all 1,500,000 shares of the New Preferred Stock to Apollo and its designees at the Effective Date.

Pursuant to the Preferred Stock Designation, shares of New Preferred Stock will accrue a dividend, payable semi-annually in arrears (with the first dividend paid on the six month anniversary of the Effective Date), in an amount equal to the applicable dividend rate multiplied by the then-current stated value (which was initially set at $1,000 per share). Subject to the remedies of holders following the occurrence of “Non-Compliance Events” (as defined below), the applicable dividend rate is:

●	with respect to a dividend accrued prior to the second anniversary of the Effective Date, 9.00% per annum;

●	with respect to a dividend accrued from and after the second anniversary of the Effective Date and prior to the third anniversary of the Effective Date, 7.00% per annum for any portion paid in cash and 9.00% per annum for any portion paid as a compounded dividend;

●	with respect to a dividend accrued from and after the third anniversary of the Effective Date and prior to the 42-month anniversary of the Effective Date, 8.00% per annum for any portion paid in cash and 10.00% per annum for any portion paid as a compounded dividend;

●	with respect to a dividend accrued from and after the 42-month anniversary of the Effective Date and prior to the fourth anniversary of the Effective Date, 9.00% per annum;

●	with respect to a dividend accrued from and after the fourth anniversary of the Effective Date and prior to the 54 month anniversary of the Effective Date, 10.00% per annum;

●	with respect to a dividend accrued from and after the 54-month anniversary of the Effective Date and prior to the fifth anniversary of the Effective Date, 11.00% per annum; and

●	with respect to a dividend accrued from and after the fifth anniversary of the Effective Date, an amount equal to the sum of 13.00% per annum and the product of 2.00% per annum multiplied by the number of whole years elapsed since the fifth anniversary of the Effective Date through and including such dividend payment date;

provided that each of the foregoing rates will be increased by 6.00% per annum at any time that the funded corporate indebtedness (including certain preferred stock and undrawn letters of credit) of the Company, THC and its restricted subsidiaries exceeds $3,300,000,000.

Pursuant to the Preferred Stock Designation, holders of the New Preferred Stock will have no voting rights, except as required by law or as described below following the occurrence of “Non-Compliance Events”.

The Preferred Stock Designation contains provisions (the “Protective Provisions”) restricting, among other things, the amendment of the Certificate of Incorporation or Bylaws in a manner that adversely affects the rights, preferences and privileges of the New Preferred Stock; liquidation, dissolution or winding up of the Company or its business and affairs; the creation, authorization or issuance of any class or series of capital stock other than the New Common Stock; issuance of additional shares of New Preferred Stock; affiliate transactions, restricted payments; mergers or other business combinations; asset sales, indebtedness and investments, in each case, subject to the exceptions set forth in the Certificate of Designations. Holders of the New Preferred Stock (including Apollo) are also entitled to certain information and inspection rights, in each case as set forth more specifically in the Preferred Stock Designation.

Non-compliance events (the “Non-Compliance Events”), including, among other things, the failure to pay a preferred dividend when due (including failure to pay dividends on the New Preferred Stock in cash following the 42-month anniversary of the Effective Date), breaches of the Protective Provisions, changes of control, insolvency events and other customary defaults, may, depending on the length of time for which such Non-Compliance Event is continuing, result in an increased accretion of stated value of the New Preferred Stock, board reconstitution, a forced exit transaction to redeem the New Preferred Stock, and/or a majority voting right being granted to holders of a majority of the outstanding New Preferred Stock. These remedies are also available to holders of a majority of the outstanding New Preferred Stock to the extent any shares of New Preferred Stock remain outstanding on the 87-month anniversary of the Effective Date.

Pursuant to the Preferred Stock Designation, the Company may redeem the New Preferred Stock in whole or in part at any time and from time to time, in cash, at a redemption price (the “Redemption Price”) equal to the then current accrued stated value of the New Preferred Stock being redeemed, subject to a multiple of invested capital floor price. Any partial redemption of the New Preferred Stock will be in amounts of shares with no less than $250,000,000 aggregate accrued stated value as of the time of such redemption (unless the then current aggregate accrued stated value of the New Preferred Stock is equal to or less than $250,000,000, in which case any such redemption will redeem all of the then outstanding New Preferred Stock). Holders of the New Preferred Stock will not have the right to require the Company to offer to redeem all or a portion of the New Preferred Stock.

The New Preferred Stock will have a payment priority, liquidation preference and ranking senior to any other class or series of equity securities of the Company currently issued or outstanding. In the event of any liquidation, dissolution or winding up of the Company, the Company will be required to offer to redeem all of the outstanding New Preferred Stock in cash at the then-applicable Redemption Price, subject to the sufficiency of the Company’s assets.

For so long as Apollo and its affiliates collectively hold more than a majority of the outstanding shares of New Preferred Stock, Apollo will have the right to designate one individual to serve on the Company’s board of directors (and any committee thereof to which the board of directors has delegated substantially all of its authority) and one observer to the board (but not to any committee).

Anti-Takeover Provisions

Some provisions of the DGCL, the Certificate of Incorporation and the Bylaws summarized below could make certain change of control transactions more difficult, including acquisitions of the Company by means of a tender offer, proxy contest or otherwise, as well as removal of the incumbent directors. These provisions may have the effect of preventing changes in management. It is possible that these provisions would make it more difficult to accomplish or deter transactions that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the New Common Stock.

Number and Election of Directors

The Certificate of Incorporation provides that the Board, other than those directors who may be elected by the holders of one or more series of the New Preferred Stock voting separately by class or series, will initially comprise up to eleven directors, with the number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Board. The Board is composed of three classes, with directors in each class elected for a three-year term.

Calling of Special Meeting of Stockholders

The Bylaws provide that special meetings of stockholders may be called only by or at the direction of the Board by the direction of a majority of the total number of directors that the Company would have if there were no vacancies on the Board; or by one or more stockholders holding not less than 25% of the voting power of all shares of the Company entitled to vote (except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the Board for that purpose, must be called by 50% or more of the voting power of all shares of the Company entitled to vote).

No Stockholder Action by Written Consent

The Certificate of Incorporation provides that, except for the rights of the holders of any outstanding series of preferred stock, any action required or permitted to be taken by the stockholders of the Company must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders in lieu of a meeting.

Amendments to the Certificate of Incorporation

The Company reserves the right, at any time and from time to time, to amend, alter, change or repeal any provision contained in the Certificate of Incorporation (including the Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware in the manner prescribed by the Certificate of Incorporation (including the Preferred Stock Designation) and the DGCL to the extent not inconsistent with the Certificate of Incorporation.

Amendments to the Bylaws

The Bylaws may be altered, amended or repealed, or new bylaws may be made, by a majority of the Board. The Bylaws also may be adopted, amended, altered or repealed by the stockholders in a manner not inconsistent with the Certificate of Incorporation (including the Preferred Stock Designation); provided, that in addition to any vote of the holders of any class or series of capital stock of the Company required by applicable law or the Certificate of Incorporation (including the Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, is required for the stockholders to adopt, amend, alter or repeal the Bylaws.

Other Limitations on Stockholder Actions

Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at an annual meeting of stockholders. The Bylaws provide that notice of stockholder proposals must be timely given in writing to the corporate secretary prior to the annual meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal offices of the Company’s executive officers not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the annual meeting and not later than the later of (x) the close of business on the 90th day before the annual meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company, whichever occurs first. In the case of a special meeting of stockholders called for the purpose of electing directors, any such notice must be delivered no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Company. The Bylaws provide that only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. The Bylaws specify in detail the requirements as to form and content of all stockholder notices. These requirements may preclude stockholders from bringing matters before the stockholders at any stockholder meeting. The Bylaws also describe certain criteria for when the stockholder-requested meetings must be held.

Except as described below under the heading “Directors Elected by Holders of Preferred Stock”, the Certificate of Incorporation provides that no director may be removed from office by the stockholders except for cause and with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Company generally entitled to vote in the election of directors, voting together as a single class.

Newly Created Directorships and Vacancies on the Board

Except as described below under the heading “Directors Elected by Holders of Preferred Stock”, the Certificate of Incorporation provides that any newly created directorships resulting from any increase in the number of directors and any vacancies on the Board for any reason may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

Directors Elected by Holders of Preferred Stock

The Certificate of Incorporation provides that, except as otherwise required by law, whenever the holders of the New Preferred Stock will have the right to nominate or elect one or more directors, the nomination of such directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships will be governed by the terms of the New Preferred Stock as set forth in Certificate of Incorporation (including the Preferred Stock Designation) and such directors may not be included in any of the classes created pursuant to the Certificate of Incorporation unless expressly provided by such terms. The Board will act to fill any vacancies created pursuant to the exercise of remedies by holders of the New Preferred Stock as promptly as practicable following the nomination of any Board nominees by such holders in accordance with the terms of the New Preferred Stock.

No Cumulative Voting

The Certificate of Incorporation provides that there will be no cumulative voting.

Authorized but Unissued Shares

Under Delaware law, the Company’s authorized but unissued shares of New Common Stock are available for future issuance without stockholder approval. The Company may use these additional shares of New Common Stock for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued shares of New Common Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Other Classes or Series of Shares

The Board is authorized to provide for the issuance of shares of preferred stock, or “blank check” preferred shares, in one or more series (subject to the approval by the holders of the New Preferred Stock), and to establish from time to time the number of shares of preferred stock to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of preferred stock of each such series.

Exclusive Forum

The Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on the Company’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former directors, officers, other employees or agents of the Company to the Company or to the stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws (as each may be amended from time to time), (iv) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery, or (v) any action asserting a claim that is governed by the internal affairs doctrine.

The foregoing descriptions of the Certificate of Incorporation, Bylaws and Preferred Stock Designation (including the terms of the New Preferred Stock) do not purport to be complete and are qualified in their entirety by reference to the Certificate of Incorporation, Bylaws and Preferred Stock Designation, which are filed as Exhibits 3.1, 3.2 and 3.3 to this Current Report on Form 8-K and incorporated by reference herein.

Cautionary Statement Concerning Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of federal securities laws. Words such as “expect” and “intend” and similar expressions identify forward-looking statements, which include but are not limited to statements related to our liquidity and potential financing sources and the effects of Chapter 11 on the interests of various constituents. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including those in our risk factors that we identify in our most recent annual report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission on February 26, 2021, and any updates thereto in the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K. We caution you not to place undue reliance on our forward-looking statements, which speak only as of their date, and we undertake no obligation to update this information.

Item 9.01	Exhibits

(d) Exhibits

Exhibit Number	Title
3.1	Second Amended and Restated Certificate of Incorporation of Hertz Global Holdings, Inc.

3.2	Second Amended and Restated Bylaws of Hertz Global Holdings, Inc.

3.3	Certificate of Designation relating to the Series A Preferred Stock of Hertz Global Holdings, Inc.

10.1	Warrant Agreement, dated as of June 30, 2021, by and among Hertz Global Holdings, Inc. and Computershare Inc. and Computershare Trust Company, N.A., collectively as warrant agent

10.2	Registration Rights Agreement, dated as of June 30, 2021, by and among Hertz Global Holdings, Inc. and the Holder Party thereto

10.3	Credit Agreement, dated as of June 30, 2021, by and among The Hertz Corporation and the Subsidiary Borrowers party thereto as borrowers, the Several Lenders and Issuing Lenders from time to time parties thereto, and Barclays Bank PLC, as administrative agent and collateral agent

10.4	Series 2021-A Supplement, dated as of June 29, 2021, among Hertz Vehicle Financing III LLC, as issuer, The Hertz Corporation, as administrator, Deutsche Bank AG, New York Branch, as program agent, the several committed note purchasers party thereto, the several conduit investors party thereto, the several funding agents for the investor groups party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee

10.5	Series 2021-1 Supplement, dated as of June 30, 2021, among Hertz Vehicle Financing III LLC, as issuer, The Hertz Corporation, as administrator, and The Bank of New York Mellon Trust Company, N.A., as trustee

10.6	Series 2021-2 Supplement, dated as of June 30, 2021, among Hertz Vehicle Financing III LLC, as issuer, The Hertz Corporation, as administrator, and The Bank of New York Mellon Trust Company, N.A., as trustee

10.7	Base Indenture, dated as of June 29, 2021, between Hertz Vehicle Financing III LLC, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee

10.8	Master Motor Vehicle Operating Lease and Servicing Agreement dated as of June 29, 2021, among Hertz Vehicle Financing III LLC, as lessor, The Hertz Corporation, as a lessee, servicer and guarantor, DTG Operations, Inc., as a lessee, and those permitted lessees from time to time party thereto

10.9	Administration Agreement, dated as of June 29, 2021, among Hertz Vehicle Financing III LLC, as issuer, The Hertz Corporation, as administrator, and The Bank of New York Mellon Trust Company, N.A., as trustee

10.10	Form of Indemnification Agreement of Hertz Global Holdings, Inc.

99.1	Press release, dated June 30, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERTZ GLOBAL HOLDINGS, INC. THE HERTZ CORPORATION
(each, a Registrant)

By:	/s/ M. David Galainena
Name:	M. David Galainena
Title:	Executive Vice President, General Counsel and Secretary

Date:  July 7, 2021